EXHIBIT 10.47

SEPARATION AGREEMENT

          This Separation Agreement (this “Agreement”) is made and entered into as of January 30, 2004 by and between Ingram Micro Inc., a Delaware corporation (the “Company”), and JAMES E. ANDERSON, JR. (“Executive”) (the Company and Executive hereinafter referred to together as the “Parties”).

          WHEREAS, the Parties have heretofore entered into that certain Executive Retention Agreement between the Parties dated as of January 31, 2000, as amended, attached as Exhibit A hereto (as modified by this Agreement, the “Retention Agreement”).

          WHEREAS, the Parties have agreed that Executive shall terminate his employment with the Company on January 31, 2004 and that such termination shall constitute a “Constructive Event” within the meaning of the Retention Agreement.

          WHEREAS, the purpose of this Agreement is to confirm the agreed upon terms, conditions and arrangements concerning the termination of Executive’s employment with the Company.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and agreements herein contained, the sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

     1.     Resignation. Effective as of January 31, 2004 (the “Effective Date”), and subject to Executive’s not revoking the Release (as defined below), (a) Executive agrees to resign all of his positions with the Company and the Company agrees to accept Executive’s resignation from such positions, and (b) each of the Parties agrees to execute and deliver to the other a Release (the “Release”) in the form attached hereto as Exhibit B.

     2.     Separation Payments.

(a) Subject to all of the terms and conditions of the Retention Agreement and any other applicable benefit or compensation plans or arrangements of the Company in which the Executive is a participant, the Company agrees to make the payments and to provide the benefits to Executive as set forth in this Section 2; provided, however, that no payments or benefits shall be paid or provided pursuant to Section 2(d) or (e), below, sooner than eight (8) days after the date on which Executive executes and delivers the Release.

(b) On the Effective Date, the Company shall pay Executive, in accordance with Section 2.04(b)(i) of the Retention Agreement, Executive’s “Accrued Compensation” (as defined in Section 2.03(a) of the Retention Agreement) through and including the Effective Date; provided, however, that the Company shall reimburse Executive for his unreimbursed business expenses as soon as practicable after submission by Executive of proper documentation in accordance with the Company’s policy with respect to reimbursement of such expenses.

(c) The Company shall provide to Executive, in accordance with Section 2.04(b)(ii) of the Retention Agreement, Executive’s “Accrued Benefits” (as defined in Section 2.03(a) of the Retention Agreement) through and including the Effective Date.

(d) Subject to Executive’s not revoking the Release, the Company shall pay Executive, in accordance with Section 2.04(b)(iii) of the Retention Agreement, in equal installments at the times and in accordance with the applicable Company payroll system, over a period of nineteen (19) months measured from the Effective Date, the sum of Executive’s “Basic Termination Benefit,” “Bonus Amount” and “Basic Bonus Amount” (each as defined in Section 2.04(a)(iii), 2.03(b)(ii) and 2.03(c), respectively, of the Retention Agreement). Notwithstanding any interpretation of the Retention Agreement to the contrary, the Parties agree that this sum shall be one million sixty-five thousand six hundred forty- three dollars ($1,065,643.00). For purposes of this Agreement, notwithstanding any interpretation of the Retention Agreement to the contrary, the Parties agree further that the “Payment Period” pursuant to the Retention Agreement and this Agreement shall extend for nineteen (19) months from the Effective Date through August 31, 2005.

(e) Subject to Executive’s not revoking the Release, the Company shall provide to Executive, in accordance with Section 2.04(b)(iv) of the Retention Agreement, Executive’s “Additional Benefits” (as defined in Section 2.03(d) of the Retention Agreement and as may be modified below) through and in respect of the “Payment Period” (as set forth in Section 2(d) above). Notwithstanding any interpretation of the Retention Agreement to the contrary, the Parties agree that such Additional Benefits shall consist solely of the following:

(i) Executive’s continued participation under the Company’s medical care and dental plans (or any successor medical or dental plans adopted by the Company) in which Executive participates as in effect immediately prior to the Effective Date (subject to changes in coverage levels applicable to all employees generally covered by such plans), if he elects to receive continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for the applicable period under COBRA commencing with the Effective Date; provided, however, that if Executive elects such coverage, the Company shall provide such coverage at the Company’s expense during the Payment Period (whether or not such period exceeds the period of COBRA “continuation coverage” (within the meaning of Section 4980B(f)(2) of the Internal Revenue Code of 1986, as amended)), and Executive shall be eligible after the Payment Period to participate in the Company’s Executive Retiree Medical Plan or any successor retiree medical plan of the Company, as in effect from time to time (the “Retiree Plan”), at his own expense and in accordance with the terms and conditions of such retiree medical plan. Under the terms of the Retiree Plan as of the Effective Date hereof, subject to any amendment or termination of the Retiree Plan, Executive and his eligible dependents may continue to participate in the

Company-sponsored medical plans until Executive attains age 65 or becomes eligible for Medicare, whichever occurs first. Executive shall be responsible for payment of one hundred percent (100%) of the applicable monthly insurance premium for such coverage under the Retiree Plan;

(ii) reimbursement of the documented costs, including laboratory and test fees, of annual physical examinations (not to exceed one annually) for Executive in an amount not to exceed one thousand five hundred dollars ($1,500) per examination;

(iii) Executive’s participation in the Company’s Supplemental Investment Savings Plan (the “Supplemental Plan”) during the Payment Period up to the full amount of employee contributions permitted; provided, however, that the Company shall not be required to make any matching contributions with respect to Executive’s contributions during the Payment Period; and provided, further, that Executive’s account balance under the Supplemental Plan shall be distributed to him, in forty (40) equal quarterly installments beginning in the fourth calendar quarter of 2005; and

(iv) continued vesting, during the Payment Period, of outstanding stock options granted to Executive prior to the Effective Date pursuant to the Company’s “Stock Plans” (as defined in Section 2.02(b)(i) of the Retention Agreement). A summary of the status of Executive’s stock options as of January 15, 2004 is attached hereto as Exhibit C.

     3.     Stock Option Exercises. Executive has attained age 50 and has more than five (5) years of service with the Company, and, therefore, Executive’s outstanding vested stock options granted to him prior to the Effective Date pursuant to the Company’s “Stock Plans” (as defined in Section 2.02(b)(i) of the Retention Agreement), including such options (or portions thereof) as vest during the Payment Period, shall be exercisable by him for five (5) years from the Effective Date hereof, except that if any such option would otherwise terminate sooner, such option shall not be exercisable after its termination date. Otherwise, Executive’s outstanding vested stock options shall be exercisable according to their terms.

     4.     401(k) Plan. Executive’s right to have contributions allocated to his account in the Company’s 401(k) Investment Savings Plan (the “401(k) Plan”) shall cease effective with the Effective Date. Executive shall be entitled to leave such account invested in the 401(k) Plan or roll it over to an individual retirement account or another employer’s qualified plan.

     5.     Long Term Incentive Plan.

(a) With respect to the Company’s 2002 Long-Term Executive Cash Incentive Award Program, as amended from time to time (the “2002 Cash Program”), Executive shall receive a payment equal to thirty-six thirty-sixths (36/36) of the final calculated payout amount, if any, attributable to Executive’s award under the 2002 Cash Program, calculated based on the Company’s actual achievement compared with the Company’s peer group at the end of the 2002 Cash Program cycle, in accordance with the terms and conditions of the 2002 Cash Program. Such payment shall be (i) made in accordance with the applicable Company payroll system at or about the same time as the Company makes payments to other participants in the 2002 Cash Program and (ii) in full satisfaction of any and all amounts payable to Executive under the 2002 Cash Program.

(b) With respect to the Company’s 2003 Long-Term Executive Cash Incentive Award Program, as amended from time to time (the “2003 Cash Program”), Executive shall continue to participate in the 2003 Cash Program during the Payment Period as if he were an actively employed participant in the 2003 Cash Program. Accordingly, Executive shall receive a payment equal to thirty-two thirty-sixths (32/36) of the final calculated payout amount, if any, attributable to Executive’s award under the 2003 Cash Program, calculated based on the Company’s actual achievement compared with the Company’s peer group at the end of the 2003 Cash Program cycle, in accordance with the terms and conditions of the 2003 Cash Program. Such payment shall be (i) made in accordance with the applicable Company payroll system at or about the same time as the Company makes payments to other participants in the 2003 Cash Program and (ii) in full satisfaction of any and all amounts payable to Executive under the 2003 Cash Program.

(c) Executive shall not be entitled to participate in the Company’s 2004 Long-Term Executive Cash Incentive Award Program.

     6.     2003 Bonus. Executive shall receive one hundred percent (100%) of his target incentive award under the Company’s 2003 Executive Incentive Award Program (the “Bonus Program”), regardless of the Company’s actual achievement under the terms and conditions of the Bonus Program. Such payment shall be (a) made at or about the same time and in the same manner as the Company makes payments to other participants in the Bonus Program and (b) in full satisfaction of any and all amounts payable to Executive under the Bonus Program.

     7.     Deferred 2003 Retention Payment. In accordance with Executive’s currently effective election under the Retention Payment Deferral Agreement between the Executive and the Company dated as of December 16, 2002 (the “Deferral Agreement”), Executive shall receive payment of his “Deferred Account Balance” (within the meaning of the Deferral Agreement), in forty (40) equal quarterly installments beginning on January 31, 2006.

     8.     Loan Forgiveness. As required by the Promissory Note between Executive and the Company dated as of February 12, 2002 (the “Note”) and the “2002 Letter” (as defined in the Note), the Company agrees to forgive, upon Executive’s termination of employment pursuant hereto for “Good Reason” within the meaning of the Retention Agreement, any and all then outstanding principal and accrued interest on the loan (the “Loan”) represented by the Note. Further as required by the Note and the 2002 Letter, the Company shall “gross up” the taxable portion of the Loan, when it is forgiven, at a Federal tax rate of 38.6%, a California tax rate of 9.3% and a FICA/Medicare tax rate of 1.45%, or the highest applicable tax rates for Executive’s income bracket at that time, by contributing such grossed up amount to the applicable tax authorities on Executive’s behalf.

     9.     Survival of Retention Agreement; Entire Agreement. This Agreement is intended to modify the Retention Agreement only insofar as the terms and conditions of this Agreement require. In all other respects, the Retention Agreement shall remain in effect in accordance with its terms. This Agreement and the Retention Agreement (as modified by this Agreement) constitute and are intended to constitute the entire agreement of the Parties concerning the subject matter hereof and thereof. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any Party hereto, except as specifically set forth herein. All prior discussions and negotiations with respect to the subject matter hereof and thereof are superseded by this Agreement and by the Retention Agreement (as modified by this Agreement).

     10.     Successors. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective principals, partners, officers, directors, shareholders, employees, trustees, trust beneficiaries, agents, independent contractors and the successors, assigns, heirs, executors, administrators and representatives of each of the foregoing.

     11.     Further Assurances. The Parties shall, from time to time, promptly execute and deliver such further instruments, documents and papers and perform such further acts as may be necessary or proper to carry out and effect the terms of this Agreement.

     12.     Headings. Headings in this Agreement are for convenience and reference only and shall not be used to construe its provisions.

     13.     Governing Law. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties. This Agreement and all provisions hereof shall be governed by and construed under the laws of the State of California without regard to the choice of law rules thereof.

     14.     Modification; Waiver. This Agreement may not be modified or terminated orally and no modification, termination or waiver shall be valid unless in writing and signed by all of the Parties. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any other breach of this Agreement or any of its provisions.

     15.     Voluntary Execution of Agreement. Executive understands and agrees that he is receiving the amounts and benefits described in this Agreement as consideration for his execution of this Agreement and fulfillment of the covenants and promises contained herein, including without limitation his execution and nonrevocation of the Release. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of either Party. Executive acknowledges that he has had the opportunity to be represented and advised by legal counsel concerning the terms and conditions of this Agreement and his execution of it.

     16.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same agreement.

     17.     Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Company to effect such replacement.

[Signature Page Follows]

          IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

EXECUTIVE	Ingram Micro Inc.

By:
James E. Anderson, Jr.	Name:
Title:

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